Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	Full-year fiscal 2013 net sales increased 2.5% to $2.13 billion, with growth in each of the Company’s three geographic regions

•
Net income from continuing operations for fiscal 2013 was $32.8 million, or $1.12 per diluted share; adjusted net income from continuing operations for the full year, excluding certain items, was $53.8 million, or $1.83 per diluted share, above the Company’s previously stated guidance of $1.70 to $1.80 per diluted share

•
Company expects full-year fiscal 2014 adjusted net income to be in the range of $2.08 to $2.13 per diluted share, including the impact of the Company’s acquisition of Perrite and pending acquisition of Network Polymers

AKRON, Ohio - October 24, 2013 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal fourth quarter and full year ended August 31, 2013.

Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “For the past three years, we’ve executed on our strategies and experienced steady growth despite a stagnant global economy. I’m disappointed that we did not achieve another consecutive year of adjusted earnings per share growth for the Company. Despite our shortfall in the fiscal third quarter, we’re encouraged by a stronger fiscal fourth quarter and believe that our decisive actions have put us back on track toward earnings improvement. Additionally, we saw signs of strength in Europe resulting in year-over-year improvement in sales and gross profit in the quarter.”

Gingo continued, “We have evidence that our response to issues impacting our third-quarter performance has been effective and we are already generating benefits. In the Americas, we have seen a significant sequential improvement in operating income as a percent of sales. We believe the challenges we faced in Latin America during the consolidation of our Brazilian operations are now behind us. We are pleased that our new facility in Brazil will be operational at the end of October to better serve the region.”

Summary of 2013 Fourth-Quarter and Fiscal Year Results
(In Millions, Except EPS and Operating Income Per Pound)

	Q4 2013	Q4 2012	$ or lbs. Change	% Change	FY 2013	FY 2012	$ or lbs. Change	% Change
Volume (lbs.)	493.3	486.5	6.8	1%	1,917.5	1,881.8	35.7	2%
Net Sales	$537.3	$517.7	$19.6	4%	$2,133.4	$2,081.3	$52.1	3%
Net Income from Continuing Operations	$(1.1)	$11.6	$(12.7)	(109)%	$32.8	$51.7	$(18.9)	(37)%
Adjusted Net Income from Continuing Operations*	$16.1	$14.4	$1.7	12%	$53.8	$61.8	$(8.0)	(13)%
Operating Income	$19.3	$17.3	$2.0	12%	$63.1	$73.4	$(10.3)	(14)%
Adjusted Operating Income*	$27.4	$20.9	$6.5	31%	$82.9	$87.8	$(4.9)	(6)%
Adjusted Operating Income Per lb.*	$0.06	$0.04	$0.02	30%	$0.04	$0.05	$(0.01)	(9)%
Diluted EPS from Continuing Operations as Reported	$(0.04)	$0.39	$(0.43)	(110)%	$1.12	$1.75	$(0.63)	(36)%
Diluted EPS from Continuing Operations as Adjusted*	$0.55	$0.49	$0.06	12%	$1.83	$2.09	$(0.26)	(12)%

*The Company provides operating results exclusive of certain items such as costs related to acquisitions, restructuring related expenses and asset write-downs, as these costs are not indicative of the Company's ongoing core operations. The operating results presented in this manner are considered relevant to aid analysis and understanding of the Company's results and business trends. See note later in this release about the use of non-GAAP financial measures.

Fiscal Fourth-Quarter Results
In the fiscal 2013 fourth quarter, net sales in the Europe, Middle East and Africa (EMEA) segment were $349.3 million, an increase of 4.6% compared with the prior-year period. As a result of executing the Company’s strategic initiatives, the Company experienced strong sales in engineered plastics and custom performance colors with the addition of new customers in the cosmetics markets. Product mix also improved in these product families. Foreign exchange effect positively impacted net sales by $17.8 million. EMEA gross profit was $44.6 million for the quarter, an increase of $6.8 million compared with the same three-month period last year. Foreign currency translation positively impacted EMEA gross profit by $2.1 million.

Net sales for the Americas were $154.5 million in the fourth quarter, an increase of 0.2%, compared with the prior-year period. Gross profit for the Americas was $22 million in the quarter, a decrease of $1.4 million compared with the same period last year and an increase of $2.2 million when compared with the third quarter of fiscal 2013. This sequential improvement in gross margin was a result of right-sizing and realigning the Americas operations in Mexico and Brazil.

The Company’s Asia Pacific (APAC) segment reported net sales of $33.4 million for the fourth quarter, an increase of 12.9% compared with the prior-year period. Foreign currency translation positively impacted net sales by $0.4 million. The Company’s successful execution of its organic growth initiatives has resulted in a 20% increase in gross profit when compared with last year.

Fiscal 2013 Results
For fiscal 2013, net sales in the EMEA segment were $1.4 billion, an increase of 0.2% from fiscal 2012. Volume declined by 0.6% on a year-over-year basis, primarily in the specialty powders and engineered plastics product families due to the economic environment in Europe. Operating income was $67.3 million, a decline of 6.3%, primarily due to a $5.6 million increase in SG&A expense, excluding Elian, which, in turn, was primarily driven by increased compensation and benefits expense of $3.7 million, increased bad debt expense of $1.0 million, and increased information technology expense of $0.8 million. These expenses were partially offset by savings from successful restructuring initiatives.

The Americas reported net sales of $600.8 million for the year, an increase of 7.5% from last year. Incremental net sales from the ECM Plastics, Inc. acquisition were $37.9 million for the year. Excluding the impact of ECM, net sales increased slightly over the prior year, primarily in the specialty powders product family. Foreign currency translation negatively impacted net sales by $0.7 million. Operating income for fiscal 2013 was $28.4 million for the Americas, compared with $28.9 million last year. The decrease was a result of a decline in gross profit, largely due to increased costs in Mexico to meet customer demand in Brazil as a result of the shortfall in production caused by the facility consolidation, as well as expenses incurred to increase capacity in Mexico for anticipated improvement in local market demand that did not materialize. Foreign currency translation favorably impacted operating income by $0.7 million. SG&A expenses decreased by $2.4 million, due to successful restructuring initiatives, cost-control efforts and reduced incentive compensation expense, partially offset by the incremental expenses from ECM Plastics.

Fiscal 2013 net sales for APAC were $126.7 million, an increase of $7.5 million or 6.3% from fiscal 2012, primarily due to improved selling price per pound and product mix. Decreased volumes in the masterbatch solutions and specialty powders product families were largely offset by the increased volumes in the engineered plastics product family. Foreign currency translation favorably impacted net sales by $1.2 million. Operating income for the year was $12.1 million, compared with $10.9 million last year. The increase in profitability was principally due to an increase in gross profit, partially offset by an increase of $1.2 million in SG&A expenses mainly related to increased compensation expense to support growth in the region and the establishment of the APAC regional office in Hong Kong.

Working Capital/Cash Flow From Operations
The Company has generated $183.2 million in cash from operations in fiscal 2013 and 2012 combined. Working capital was 58 days at the end of fiscal 2013, compared with 57 days at the end of fiscal 2012.

Cash flow provided from operations was $83.7 million and $99.5 million for fiscal years 2013 and 2012, respectively. The decrease of $15.8 million in cash was primarily due to the decline in net income in fiscal 2013 as compared with fiscal 2012.

The Company’s cash and cash equivalents increased $10 million since August 31, 2012, driven primarily by cash provided from operations coupled with proceeds from the sale of assets of $13.9 million. This was partially offset by the acquisition of ECM Plastics, Inc. for $36.8 million in cash consideration, expenditures for capital projects of $26.6 million and dividend payments of $22.9 million.

Business Outlook
Gingo said, “Our global acquisition strategy has quickly enabled us to move into adjacent markets, engage new customers and improve our capability to serve global customers. We expect this progress to continue in fiscal 2014, as we experience additional benefits from our recent acquisition of Perrite and pending acquisition of Network Polymers. In addition, we will continue to focus on our marketing initiatives involving pricing, cross-selling and new product introductions to drive organic growth.”

Gingo continued, “We are encouraged that the momentum generated by our 2013 fourth quarter has continued into fiscal 2014. Order books are reasonably solid and customer sentiment reflects a cautious optimism. However, we expect to see only modest global growth for the year due to a fragile macroeconomic environment. Under that scenario, our goal is to control what we can control, execute on our acquisition strategy and organic growth initiatives, and return to year-over-year growth in earnings. As a result, we anticipate that our fiscal 2014 adjusted net income will be in the range of $2.08 to $2.13 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2013 fourth-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Friday, October 25, 2013, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others.  The Company employs approximately 3,400 people and has 36 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2013. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with the Company’s information systems as a result of system security failures such as viruses, computer "hackers" or other causes.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2013. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended August 31,		Year ended August 31,
	2013	2012	2013	2012
	Unaudited (In thousands, except per share data)
Net sales	$537,288	$517,684	$2,133,402	$2,081,272
Cost of sales	465,058	451,212	1,856,168	1,805,930
Selling, general and administrative expenses	47,588	45,939	201,425	189,601
Restructuring expense	5,087	2,471	10,500	9,256
Asset impairment	254	806	1,873	3,392
Curtailment (gains) losses	—	—	333	(310)
Operating income	19,301	17,256	63,103	73,403
Interest expense	2,098	1,819	7,657	8,351
Interest income	(87)	(2)	(495)	(676)
Foreign currency transaction (gains) losses	1,747	(167)	2,426	243
Other (income) expense, net	156	(136)	(217)	(1,342)
Income from continuing operations before taxes	15,387	15,742	53,732	66,827
Provision (benefit) for U.S. and foreign income taxes	16,149	3,852	19,733	13,918
Income from continuing operations	(762)	11,890	33,999	52,909
Loss from discontinued operations, net of tax	(1,571)	(342)	(6,671)	(860)
Net income	(2,333)	11,548	27,328	52,049
Noncontrolling interests	(349)	(312)	(1,229)	(1,162)
Net income attributable to A. Schulman, Inc.	$(2,682)	$11,236	$26,099	$50,887

Weighted-average number of shares outstanding:
Basic	29,213	29,321	29,260	29,389
Diluted	29,295	29,438	29,337	29,549

Basic earnings per share of common stock attributable to A. Schulman, Inc.
Income from continuing operations	$(0.04)	$0.39	$1.12	$1.76
Loss from discontinued operations	$(0.05)	$(0.01)	$(0.23)	$(0.03)
Net income attributable to A. Schulman, Inc.	$(0.09)	$0.38	$0.89	$1.73

Diluted earnings per share of common stock attributable to A. Schulman, Inc.
Income from continuing operations	$(0.04)	$0.39	$1.12	$1.75
Loss from discontinued operations	$(0.05)	$(0.01)	$(0.23)	$(0.03)
Net income attributable to A. Schulman, Inc.	$(0.09)	$0.38	$0.89	$1.72

Cash dividends per common share	$0.195	$0.190	$0.780	$0.720

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	August 31, 2013	August 31, 2012
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$134,054	$124,031
Accounts receivable, net	310,749	304,698
Inventories, average cost or market, whichever is lower	261,658	247,222
Prepaid expenses and other current assets	41,224	32,403
Total current assets	747,685	708,354
Property, plant and equipment, at cost:
Land and improvements	27,954	28,739
Buildings and leasehold improvements	146,647	156,951
Machinery and equipment	356,144	363,811
Furniture and fixtures	39,065	39,404
Construction in progress	7,149	14,320
Gross property, plant and equipment	576,959	603,225
Accumulated depreciation and investment grants of $441 in 2013 and $579 in 2012	366,438	377,349
Net property, plant and equipment	210,521	225,876
Other assets:
Deferred charges and other noncurrent assets	48,723	41,146
Goodwill	139,526	128,353
Intangible assets	91,887	90,038
Total other assets	280,136	259,537
Total assets	$1,238,342	$1,193,767
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$265,477	$248,069
U.S. and foreign income taxes payable	6,423	4,268
Accrued payroll, taxes and related benefits	43,072	42,275
Other accrued liabilities	48,689	37,282
Short-term debt	8,373	35,411
Total current liabilities	372,034	367,305
Long-term debt	207,435	174,466
Pension plans	98,599	92,581
Other long-term liabilities	24,657	29,324
Deferred income taxes	20,873	22,402
Total liabilities	723,598	686,078
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,094 shares in 2013 and 47,958 shares in 2012	48,094	47,958
Additional paid-in capital	263,158	259,253
Accumulated other comprehensive income (loss)	682	(5,921)
Retained earnings	574,370	571,205
Treasury stock, at cost, 18,940 shares in 2013 and 18,649 shares in 2012	(378,927)	(371,099)
Total A. Schulman, Inc.’s stockholders’ equity	507,377	501,396
Noncontrolling interests	7,367	6,293
Total equity	514,744	507,689
Total liabilities and equity	$1,238,342	$1,193,767

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended August 31,
	2013	2012
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$27,328	$52,049
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	29,982	29,176
Amortization	11,469	9,608
Deferred tax provision	(1,401)	(14,733)
Pension, postretirement benefits and other deferred compensation	6,489	10,276
Asset impairment	5,873	3,392
Curtailment (gains) losses	333	(310)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	1,790	16,788
Inventories	(6,376)	(6,222)
Accounts payable	8,924	9,584
Income taxes	(320)	(4,832)
Accrued payroll and other accrued liabilities	7,728	(11,563)
Other assets and long-term liabilities	(8,106)	6,284
Net cash provided from (used in) operating activities	83,713	99,497
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(26,568)	(34,003)
Proceeds from the sale of assets	13,886	1,581
Business acquisitions, net of cash acquired	(36,805)	(64,918)
Net cash provided from (used in) investing activities	(49,487)	(97,340)
Financing from continuing and discontinued operations:
Cash dividends paid	(22,934)	(20,938)
Increase (decrease) in short-term debt	3,324	(6,339)
Borrowings on revolving credit facilities	264,350	188,730
Repayments on revolving credit facilities	(231,350)	(155,669)
Borrowings on long-term debt	558	102
Repayments on long-term debt and note	(33,263)	(3,654)
Cash distributions to noncontrolling interests	—	(580)
Issuances of stock, common and treasury	1,561	1,347
Redemptions of common stock	(396)	(382)
Purchases of treasury stock	(8,091)	(26,752)
Net cash provided from (used in) financing activities	(26,241)	(24,135)
Effect of exchange rate changes on cash	2,038	(9,744)
Net increase (decrease) in cash and cash equivalents	10,023	(31,722)
Cash and cash equivalents at beginning of year	124,031	155,753
Cash and cash equivalents at end of year	$134,054	$124,031

Cash paid during the year for:
Interest	$5,487	$7,472
Income taxes	$15,598	$26,964

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

	Three months ended August 31,		Year ended August 31,
	2013	2012	2013	2012
	(In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$(2,682)	$11,236	$26,099	$50,887
Loss from discontinued operations, net of tax	(1,571)	(342)	(6,671)	(860)
Net income from continuing operations	$(1,111)	$11,578	$32,770	$51,747
Certain items, net of tax:
Asset write-downs (1)	367	613	2,783	2,530
Costs related to acquisitions (2)	691	359	2,535	1,311
Restructuring related (3)	5,577	1,767	11,131	6,671
Inventory step-up (4)	—	—	138	451
Tax charges (benefits) (5)	10,595	100	4,418	(867)
Total certain items, net of tax	$17,230	$2,839	$21,005	$10,096
Non-GAAP	$16,119	$14,417	$53,775	$61,843

Non-GAAP diluted EPS	$0.55	$0.49	$1.83	$2.09

Weighted-average number of shares outstanding -diluted	29,295	29,438	29,337	29,549

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.

4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax charges (benefits) include the effect of the adjustments to the Italian valuation allowance in fiscal 2012 and the adjustments to the German and Brazilian valuation allowances in fiscal 2013.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended August 31,		Year ended August 31,
	2013	2012	2013	2012
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	292,210	292,223	1,167,603	1,174,515
Americas	174,854	171,003	653,914	610,418
APAC	26,215	23,248	95,994	96,893
Total pounds sold to unaffiliated customers	493,279	486,474	1,917,511	1,881,826

Net sales to unaffiliated customers
EMEA	$349,349	$333,847	$1,405,882	$1,403,151
Americas	154,510	154,225	600,824	558,910
APAC	33,429	29,612	126,696	119,211
Total net sales to unaffiliated customers	$537,288	$517,684	$2,133,402	$2,081,272

Segment gross profit
EMEA	$44,596	$37,842	$175,297	$171,768
Americas	22,043	23,486	81,315	84,282
APAC	6,173	5,130	22,345	19,969
Total segment gross profit	72,812	66,458	278,957	276,019
Inventory step-up	—	—	(138)	(677)
Accelerated depreciation and restructuring related	(582)	—	(1,585)	—
Total gross profit	$72,230	$66,458	$277,234	$275,342

Segment operating income
EMEA	$19,432	$13,896	$67,320	$71,849
Americas	9,374	9,549	28,351	28,872
APAC	3,877	2,666	12,108	10,908
Total segment operating income	32,683	26,111	107,779	111,629
Corporate and other	(5,278)	(5,219)	(24,926)	(23,786)
Total operating income before certain items	27,405	20,892	82,853	87,843
Costs related to acquisitions	(824)	(359)	(2,661)	(1,425)
Restructuring related	(6,915)	(2,471)	(13,687)	(9,256)
Accelerated depreciation	(111)	—	(1,058)	—
Asset impairment	(254)	(806)	(1,873)	(3,392)
Curtailment gain (loss)	—	—	(333)	310
Inventory step-up	—	—	(138)	(677)
Operating income	19,301	17,256	63,103	73,403
Interest expense, net	(2,011)	(1,817)	(7,162)	(7,675)
Foreign currency transaction gains (losses)	(1,747)	167	(2,426)	(243)
Other income (expense), net	(157)	136	217	1,342
Income from continuing operations before taxes	$15,386	$15,742	$53,732	$66,827

Capacity Utilization
EMEA	75%	75%	77%	79%
Americas	73%	82%	67%	70%
APAC	68%	77%	68%	81%
Worldwide	73%	78%	72%	76%